UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2016

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2016, the Board of Directors (the Board) of Morningstar, Inc. (Morningstar) appointed Kunal Kapoor as chief executive officer effective January 1, 2017. Kunal, who currently serves as president for Morningstar, was also appointed to the Board effective January 1, 2017. To limit the number of inside directors, Don Phillips has voluntarily opted to step down from the Board effective December 31, 2016. Don’s decision to step down did not result from a disagreement with Morningstar or the Board, and he will continue in his role as a managing director of Morningstar.

In connection with the appointment of Kunal, Joe Mansueto notified the Board of his decision to step down as chief executive officer. Joe will continue to serve as the chairman of Morningstar’s Board and will assume the role of executive chairman of the company on January 1, 2017.

In connection with Kunal’s appointment as chief executive officer, his annual salary for 2017 will remain at its 2016 level of $350,000, and his target bonus under Morningstar’s non-equity incentive plan will be increased to $850,000 for 2017, from a target bonus of $300,000 for 2016. The terms of Kunal’s participation in the non-equity incentive plan (including the bonus funding formula) will remain the same as those applicable to all other participants in the plan. Kunal will also receive an equity grant which will have an aggregate fair market value of $5 million measured as of the grant date. The grant will consist of two components:

•                              A January 3, 2017 grant of restricted stock units having a fair market value of $2.5 million, with the restricted stock units vesting ratably in annual increments over a five-year period; and

•                              Three tranches of performance shares: $833,000 of which will be granted in the first quarter of 2017 and will have a calendar year 2017-2019 performance period; $833,000 of which will be granted in the first quarter of 2018 and will have a calendar year 2018-2020 performance period; and $834,000 of which will be granted in the first quarter of 2019 and will have a calendar year 2019-2021 performance period. The performance conditions applicable to each performance period for Kunal’s performance shares will be determined by the Board at the time of grant.

The terms of Morningstar’s Stock Incentive Plan applicable generally to grants of restricted stock units and performance shares are described in Morningstar’s Proxy Statement for its 2016 Annual Shareholders’ Meeting filed with the Securities and Exchange Commission on April 1, 2016.

The Board also approved additional minimum ongoing annual equity grants to Kunal of $750,000 per year beginning in 2018, so long as Kunal remains Morningstar’s chief executive officer. The amount of such grants could be increased by the Board in the future, depending on Kunal’s performance and competitive conditions. The form of these equity grants, as well as the performance conditions relating to any performance-based grant, will be determined by the Board at the time of grant.

Joe’s salary of $100,000 per year will not change as a result of his change in role and, at his request, he will continue not to participate in Morningstar’s equity or cash-based incentive programs.

Kunal, 41, has been president of Morningstar since October 2015. He joined Morningstar in May 1997 and held a number of analyst and leadership positions for Morningstar from then until July 2007. In July 2007, Kunal was promoted to president and chief investment officer of Morningstar Investment Services, a registered investment adviser subsidiary of Morningstar. In January 2009, he became president of Morningstar’s individual investor software business, which includes Morningstar.com, Morningstar’s investment website. In June 2012, he was promoted to president of Morningstar’s data business. In May 2013, Kunal was promoted to the position of head of global client solutions, and in January 2014 his role was expanded to head of global products and client solutions.

A copy of Joe’s memo to employees relating to these changes is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On September 6, 2016, Morningstar issued a press release announcing (i) the appointment of Kunal Kapoor as the chief executive officer of Morningstar and a member of the Board effective as of January 1, 2017, (ii) the resignation of Joe Mansueto as chief executive officer as of January 1, 2017 and his assumption of the role of executive chairman as of that date, and (iii) the resignation of Don Phillips as a director from the Board effective as of December 31, 2016. A copy of this press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)                                                        Exhibits:

Exhibit No.	Description

99.1	Joe’s memo to employees dated September 6, 2016.
99.2	Press release dated September 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 6, 2016	By:	/s/ Stéphane Biehler
	Name:	Stéphane Biehler
	Title:	Chief Financial Officer